Exhibit 99.1

200 West Street | New York, NY 10282-2198 Tel: 212-902-1000 | Fax: 212-902-3000

February 10, 2025

Special Committee of the Board of Directors

Enfusion, Inc.

125 South Clark Street Suite 750

Chicago, IL 60603

Re:	Initially filed Registration Statement on Form S-4 of

Clearwater Analytics Holdings, Inc., filed February 10, 2025 (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated January 10, 2025 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than Clearwater Analytics Holdings, Inc. (“Parent”) and its affiliates) of the outstanding shares of Class A common stock, par value $0.001 per share, of Enfusion, Inc. (the “Company”) of the Aggregate Consideration (as defined in the Opinion Letter) to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of January 10, 2025, by and among the Company, Enfusion Ltd. LLC, Parent, Poseidon Acquirer, Inc., a direct, wholly-owned subsidiary of Parent, Poseidon Merger Sub I, Inc., a wholly owned subsidiary of Parent, and Poseidon Merger Sub II, LLC, an indirect wholly owned subsidiary of Parent.

The Opinion Letter is provided for the information and assistance of the Special Committee of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary—Opinion of the Special Committee’s Financial Advisor,” “Risk Factors—Risks Relating to Clearwater Following Completion of the Transactions—The opinion of the Special Committee’s financial advisor will not reflect changes in circumstances between the date of such opinion and the completion of the Transactions,” “The Transactions—Background of the Transactions,” “The Transactions—Enfusion’s Reasons for the Transactions; Recommendations of the Special Committee and the Enfusion Board,” “The Transactions—Certain Financial Projections Utilized by the Special Committee and the Enfusion Board” and “The Transactions—Opinion of the Special Committee’s Financial Advisor—Opinion of Goldman Sachs & Co. LLC” and to the inclusion of the foregoing opinion in the Proxy Statement/Prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ GOLDMAN SACHS & CO. LLC
(GOLDMAN SACHS & CO. LLC)